Exhibit 10.8
                                 PROMISSORY NOTE



$3,200,000                                                AUGUST 2, 1999

          FOR VALUE RECEIVED, the undersigned, ASA International Ltd., a Delaware corporation ("Borrower"), promises to pay to Interpro Expense Systems, Inc., a Delaware corporation ("Payee"), or order, the principal amount of Three Million Two Hundred Thousand Dollars ($3,200,000), plus interest thereon at a fixed rate equal to 5% per annum. Interest shall in all cases be calculated on the basis of actual days elapsed and a 365 day year.

          All outstanding principal and any accrued but unpaid interest hereunder shall be due and payable on August 31, 2000 (the "Maturity Date"). The Borrower shall, upon execution of this Note, prepay interest in the amount of One Hundred Sixty Thousand Dollars ($160,000), representing interest for the period from August 1, 1999 through July 31, 2000 (the "Prepaid Interest").

          This Note is the Note referred to in Section 7 of the Option to Purchase Agreement of even date by and among Borrower, Payee and ASA Interpro SmartTime LLC ("SmartTime LLC") (the "Option Agreement").

          Any payments, including any prepayments, received by Payee on account of this Note prior to demand or acceleration shall be applied first, to any costs, expenses or charges then owed Payee by Borrower in respect of this Note, second, to accrued and unpaid interest, and third, to the unpaid principal balance. No Prepaid Interest shall be refundable in the event this Note is prepaid prior to August 1, 2000. Any payments received after demand or acceleration shall be applied in such manner as Payee may, in its sole discretion, determine.

          Payee, at its option, may declare the entire unpaid balance of this Note and all accrued and unpaid interest thereon to be immediately due and payable without demand, notice or protest (which are hereby waived) upon the occurrence of any one or more of the following events: (a) the failure to pay principal or interest of this Note within ten (10) days of the due date; or (b) Payee's exercise of the Option as defined in the Option Agreement.

          No delay or omission by Payee in exercising or enforcing any of Payee's powers, rights, privileges or remedies hereunder shall operate as a waiver thereof on that occasion or on any other occasion. No waiver of any default hereunder shall operate as a waiver of any other default hereunder, nor as a continuing waiver.

          Borrower will pay on demand all reasonable costs and expenses of collection, including reasonable attorneys' fees incurred or paid by Payee in enforcing this Note on default.

          This Note shall be binding upon Borrower and each endorser and guarantor hereof and upon their respective successors, and shall inure to the benefit of Payee and its successors, endorsees and assigns. This Note may not be amended except by an instrument in writing signed by Borrower and Payee.

          This Note shall not be assigned by Borrower without the prior written consent of Payee.

          This Note shall be governed by and construed in accordance with the laws of the State of Delaware.

          Any dispute between the parties arising out of or related to this Agreement shall be settled by arbitration in accordance with the provisions of the Asset Purchase Agreement of even date by and among Borrower, Payee and SmartTime LLC.

          IN WITNESS WHEREOF, Borrower has caused this Note to be executed as of the date first written above.


                                       ASA INTERNATIONAL LTD.


                                       By: /S/ ALFRED C. ANGELONE
                                          --------------------------------
                                       Title: CEO
                                             -----------------------------